Exhibit 99.1

GM FINANCIAL REPORTS FIRST QUARTER 2023
OPERATING RESULTS

•First quarter net income of $584 million
•First quarter retail loan and operating lease originations of $13.0 billion
•Earning assets of $110.2 billion at March 31, 2023
•Available liquidity of $30.8 billion at March 31, 2023

FORT WORTH, TEXAS April 25, 2023 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $584 million for the quarter ended March 31, 2023, compared to $605 million for the quarter ended December 31, 2022, and $962 million for the quarter ended March 31, 2022.

Retail loan originations were $9.1 billion for the quarter ended March 31, 2023, compared to $8.3 billion for the quarter ended December 31, 2022, and $8.1 billion for the quarter ended March 31, 2022. The outstanding balance of retail finance receivables, net of fees was $67.7 billion at March 31, 2023, compared to $65.3 billion at December 31, 2022 and $59.5 billion at March 31, 2022.

Operating lease originations were $3.9 billion for the quarter ended March 31, 2023, compared to $3.5 billion for both the quarters ended December 31, 2022 and March 31, 2022. Leased vehicles, net was $31.8 billion at March 31, 2023, compared to $32.7 billion at December 31, 2022 and $36.6 billion at March 31, 2022.

The outstanding balance of commercial finance receivables, net of fees was $10.6 billion at March 31, 2023, compared to $11.3 billion at December 31, 2022 and $7.4 billion at March 31, 2022.

Retail finance receivables 31-60 days delinquent were 1.8% of the portfolio at March 31, 2023 and 1.7% at March 31, 2022. Accounts more than 60 days delinquent were 0.5% of the portfolio at both March 31, 2023 and March 31, 2022.

Annualized net charge-offs were 0.8% of average retail finance receivables for the quarter ended March 31, 2023 and 0.7% for the quarter ended March 31, 2022.

The Company had total available liquidity of $30.8 billion at March 31, 2023, consisting of $4.4 billion of cash and cash equivalents, $23.0 billion of borrowing capacity on unpledged eligible assets, $0.5 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $41 million for the quarter ended March 31, 2023, compared to $25 million for the quarter ended December 31, 2022 and $54 million for the quarter ended March 31, 2022.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended March 31, 2023 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended March 31,
	2023	2022
Revenue
Finance charge income	$1,368	$1,010
Leased vehicle income	1,818	2,066
Other income	156	80
Total revenue	3,343	3,156
Costs and expenses
Operating expenses	442	372
Leased vehicle expenses	1,039	855
Provision for loan losses	131	122
Interest expense	1,000	577
Total costs and expenses	2,613	1,926
Equity income	41	54
Income before income taxes	771	1,284
Income tax provision	186	322
Net income (loss)	584	962
Less: cumulative dividends on preferred stock	30	30
Net income (loss) attributable to common shareholder	$555	$932

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$4,352	$4,005
Finance receivables, net of allowance for loan losses of $2,152 and $2,096	76,178	74,514
Leased vehicles, net	31,848	32,701
Goodwill and intangible assets	1,180	1,171
Equity in net assets of non-consolidated affiliates	1,725	1,665
Related party receivables	639	495
Other assets	7,643	7,995
Total assets	$123,565	$122,545
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$41,253	$42,131
Unsecured debt	56,814	54,723
Deferred income	2,250	2,248
Related party payables	457	115
Other liabilities	7,590	8,318
Total liabilities	108,364	107,535
Total shareholders' equity	15,201	15,010
Total liabilities and shareholders' equity	$123,565	$122,545

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended March 31,
Originations	2023	2022
Retail finance receivables originations	$9,104	$8,074
Lease originations	$3,926	$3,542

	Three Months Ended March 31,
Average Earning Assets	2023	2022
Average retail finance receivables	$66,614	$58,827
Average commercial finance receivables	10,762	6,987
Average finance receivables	77,376	65,814
Average leased vehicles, net	32,272	37,249
Average earning assets	$109,648	$103,063

Ending Earning Assets	March 31, 2023	December 31, 2022
Retail finance receivables, net of fees	$67,704	$65,322
Commercial finance receivables, net of fees	10,627	11,288
Leased vehicles, net	31,848	32,701
Ending earning assets	$110,179	$109,311

Finance Receivables	March 31, 2023	December 31, 2022
Retail
Retail finance receivables, net of fees	$67,704	$65,322
Less: allowance for loan losses	(2,123)	(2,062)
Total retail finance receivables, net	65,581	63,260
Commercial
Commercial finance receivables, net of fees	10,627	11,288
Less: allowance for loan losses	(29)	(34)
Total commercial finance receivables, net	10,597	11,254
Total finance receivables, net	$76,178	$74,514

Allowance for Loan Losses	March 31, 2023	December 31, 2022
Allowance for loan losses as a percentage of retail finance receivables, net of fees	3.1%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables, net of fees	0.3%	0.3%

Delinquencies	March 31, 2023	March 31, 2022
Loan delinquency as a percentage of ending retail finance receivables:
31 - 60 days	1.8%	1.7%
Greater than 60 days	0.5	0.5
Total	2.3%	2.2%

	Three Months Ended March 31,
Charge-offs and Recoveries	2023	2022
Charge-offs	$322	$275
Less: recoveries	(186)	(177)
Net charge-offs	$136	$97
Net charge-offs as an annualized percentage of average retail finance receivables	0.8%	0.7%

	Three Months Ended March 31,
Operating Expenses	2023	2022
Operating expenses as an annualized percentage of average earning assets	1.6%	1.5%

Investor Relations contact:
Stephen Jones
Vice President, Investor Relations
(817) 302-7119
Investors@gmfinancial.com